Exhibit 99.1

ANTHONY F. EARLEY, JR. RESIGNS FROM

COMERICA INCORPORATED BOARD OF DIRECTORS

DALLAS/February 20, 2009 – Comerica Incorporated has announced the resignation of DTE Energy Company Chairman and Chief Executive Officer Anthony F. Earley, Jr. from the Comerica Incorporated Board of Directors, effective February 28, 2009.

Earley became a director of Comerica Incorporated in 2000 following two years of service as a director of Comerica Bank.

“We appreciate the important contributions Tony has made to our company, and will miss his insights and counsel,” said Ralph W. Babb Jr., chairman and chief executive officer, Comerica Incorporated.

Following Earley’s resignation, there will be 12 independent directors on Comerica’s board of directors.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico. Comerica reported total assets of $67.5 billion at December 31, 2008. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

Media Contacts:	Investor Contacts:
Wendy Walker	Darlene Persons
(214) 462-6669	(214) 462-6831

Wayne Mielke	Walter Galloway
(214) 462-4463	(214) 462-6834